Exhibit 99.1

Hillenbrand to Acquire ABEL Pumps for €95 Million

•      Acquisition advances Hillenbrand’s growth strategy

•      Provides solid growth potential and entry into the specialized flow control market

•      Highly profitable business with a low-asset base and strong cash flows

BATESVILLE, Ind. Sept. 2, 2015 — /PR Newswire / — Hillenbrand, Inc. (NYSE: HI) has entered into a definitive agreement to acquire ABEL Pumps LP and certain of its affiliates (ABEL) from Roper Technologies for €95 million in cash. The transaction is expected to close within approximately 30 days, subject to regulatory approval and customary closing conditions.

Based in Büchen, Germany, ABEL is a globally-recognized leader in diaphragm pumps.  The company specializes in designing, developing and manufacturing piston diaphragm and piston pumps as well as pumping solutions and in providing related parts and service.  ABEL’s equipment is sold primarily into the power generation, wastewater treatment, mining, general industry, oil and gas and marine markets.

At the completion of this transaction, ABEL will join Coperion, Rotex and TerraSource Global in Hillenbrand’s Process Equipment Group.

“The acquisition of ABEL demonstrates our continued commitment to growing as a world-class global diversified industrial company,” said Joe Raver, President and CEO of Hillenbrand. “ABEL is a strong fit within our Process Equipment Group segment and provides us an entry point into the attractive flow control market.”

During the trailing 12-month period ended July 31, 2015, ABEL’s revenue was approximately €30 million, and earnings before interest, taxes, depreciation and amortization (EBITDA) was approximately €8 million.

“This is a great opportunity for ABEL,” said Christian Dietl, President of ABEL. “Hillenbrand has a clear strategic vision, and the management practices they bring will help us continue to deliver strong results. We look forward to working with this management team as we join the Hillenbrand portfolio.”

Hillenbrand expects to use cash on hand and cash available under its revolving credit facility to fund this acquisition. The transaction is expected to be accretive to Hillenbrand’s earnings per share beginning in the first year, net of acquisition costs.

About Hillenbrand

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe. We pursue profitable growth and robust cash generation driving increased value for our shareholders. Hillenbrand’s portfolio is composed of two business segments: the Process Equipment Group and Batesville.  The Process Equipment Group businesses design, develop, manufacture and service highly engineered industrial equipment around the world. Batesville is a recognized leader in the North American death care industry. Hillenbrand is publicly traded on the NYSE under “HI”.

About ABEL

ABEL develops and manufactures reciprocating positive displacement pumps for varying flow rates and pump pressures and specializes in diaphragm and piston pumps. ABEL is recognized around the world as the technological leader in diaphragm pumps. Solids handling pumps (for paste-like and non-Newtonian media) and high pressure plunger pumps complete the range of its products.

HI-INC-F

CONTACTS

Investor Relations for Hillenbrand, Inc.
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
E-mail: chris.gordon@hillenbrand.com

Corporate Communications for Hillenbrand, Inc.
Tory Flynn, Director, Corporate Communications
Phone: 812-931-5024
E-mail: tory.flynn@hillenbrand.com